Financial Institutions, Inc. Announces Intent to Begin Winding Down BaaS, Reflecting Strategic Focus on Core Franchise

The parent company of Five Star Bank plans to initiate an orderly wind down process for its Banking-as-a-Service offerings, which as of June 30, 2024 represented about 2% of deposits and under 1% of loans

WARSAW, N.Y., September 16, 2024 – Financial Institutions, Inc. (NASDAQ: FISI) (the "Company," "we" or "us"), a diversified financial services company and parent company of Five Star Bank (the “Bank”) and Courier Capital, LLC (“Courier Capital”), today announced its intent to begin an orderly wind down of its Banking-as-a-Service (“BaaS”) offerings, following a careful review by the Company’s executive management and Board of Directors undertaken in conjunction with its annual strategic planning process.

“Since our entry into BaaS, we have moved forward at a measured and conservative pace to balance growth with effective risk management. Following an internal review that considered many factors, including the contribution of BaaS to our core financial results, evolving regulatory expectations and a proposed rule regarding the re-classification of BaaS deposits as brokered, in addition to the future investments in talent and technology necessary to achieve scale, we are prioritizing our core community banking franchise and intend to begin winding down our BaaS offerings,” said Martin K. Birmingham, President and Chief Executive Officer of the Company and the Bank. “We see significant opportunity and growth potential for our retail banking, commercial banking and wealth management business lines within our existing geographic markets. This decision allows us to continue to nurture those lines of business and drive value into the Company for the benefit of our shareholders, customers, associates and communities.”

As of June 30, 2024, the Company’s balance sheet included approximately $108 million of deposits, representing about 2% of total deposits, and $31 million of loans, representing less than 1% of total loans, related to its BaaS offerings. Of the Bank’s 12 current BaaS partnerships, four are live, two are in onboarding, four have not yet begun testing, and two have already been in the process of offboarding. Given the modest size of the business, the financial impact is expected to be immaterial, and the Company looks forward to providing additional detail on its third quarter earnings call in October.

As the Bank begins the process of working to support orderly transitions for its BaaS partner firms, the Bank is preliminarily targeting completion of the wind down of its BaaS business sometime in 2025.

The Bank expects to retain all personnel positions supporting the BaaS line of business, both through the wind down period and beyond, refocusing those roles on supporting the growth of its core banking operations.

About Financial Institutions, Inc.
Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.1 billion in assets offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "believe," "anticipate," "continue," "estimate," "expect," "focus," "forecast," "intend," "may," "plan," "preliminary," "should," or "will." Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: additional information regarding the deposit fraudulent activity; changes in interest rates; inflation; changes in deposit flows and the cost and availability of funds; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company's customers; legal and regulatory proceedings and related matters, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company's compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally; and the macroeconomic volatility related to the impact of a pandemic or global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language and risk factors included in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com